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                                                                    Exhibit 15.1



                         ACKNOWLEDGMENT OF INDEPENDENT
                       REGISTERED PUBLIC ACCOUNTING FIRM
                      REGARDING ACCOUNTANTS' REVIEW REPORT


The Board of Directors
Northfield Laboratories Inc.:

With respect to the registration statement on Form S-3 dated December 23, 2004, of Northfield Laboratories Inc., we acknowledge our awareness of the use therein of our report dated October 5, 2004, related to our review of interim financial information as of August 31, 2004.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Chicago, Illinois
December 22, 2004